FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2014

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

The information reported in Item 8.01 "Other Events" is hereby incorporated by reference.

Item 8.01.  Other Events

This Current Report on Form 8-K is being filed by Telephone and Data Systems, Inc. (“TDS”) relating to the following transaction between subsidiaries of TDS.  On May 23, 2014 (the “Signing Date”), United States Cellular Corporation (“U.S. Cellular”) entered into a License Purchase and Customer Recommendation Agreement (the “Agreement”) with Airadigm Communications Inc. (“Airadigm”).  TDS owns 100% of the common stock of Airadigm and approximately 84% of the common stock of U.S. Cellular.

The Agreement provides that Airadigm will transfer to U.S. Cellular FCC spectrum licenses and certain tower assets in certain markets in Wisconsin, Iowa, Minnesota and Michigan, in consideration for $91.5 million in cash at closing.  The transaction also includes a program in which Airadigm would earn a migration fee from U.S. Cellular for each Airadigm customer who becomes a U.S. Cellular customer.

The transaction is subject to certain conditions.  Subject to the satisfaction or (if permitted) waiver of all conditions, the transaction is expected to close during the third quarter of 2014.

Additional information with respect to the foregoing is incorporated by reference herein from U.S. Cellular’s Current Report on Form 8-K dated the date hereof.

As a result of the Agreement, Airadigm will shut down operation of its consumer wireless business and most of the associated network.  Except for certain operations that will be continued, Airadigm’s assets not acquired by U.S. Cellular will be sold or otherwise disposed of, its tower leases, interconnection and other agreements will be terminated and most of its employees will be terminated.  The shut-down of Airadigm’s consumer wireless business is expected to be substantially complete in the third quarter of 2014.

As a result of the Agreement and the related impacts from the shut-down of Airadigm’s consumer wireless business discussed herein, TDS expects to recognize expenses related to exit and disposal activities, in total ranging from $19 million to $34 million, within Operating income in its Statement of Operations between Signing Date and the end of the shut-down period as follows:

•         Employee-related costs, including severance and retention, are estimated to be between $1 million and $2 million;

•         Contract termination costs related to terminating network backhaul agreements, retail store leases, agent agreements, and network site leases are estimated to be between $10 million and $15 million; and

•         Charges for the impairment and decommissioning of various operating assets not acquired by U.S. Cellular or related to operations that will not be continued are estimated to be between $8 million and $17 million.

Employee-related and contract termination costs noted above will result in approximately $11 million to $17 million of future cash expenditures.  In addition, the Company expects to settle asset retirement obligations by decommissioning certain Airadigm operating assets, which will require cash payments between $7 million and $12 million.

Item 9.01.  Financial Statements and Exhibits

                (d)           Exhibits:

                In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	May 29, 2014

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Controller
(principal financial officer and principal accounting officer)

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description

99.1	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement